Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

October 29, 2012

Marathon Oil Corporation

5555 San Felipe Street

Houston, Texas 77056-2799

Ladies and Gentlemen:

Marathon Oil Corporation, a Delaware corporation (“Marathon Oil”), has engaged us to render the opinions we express below in connection with its offering of $1,000,000,000 aggregate principal amount of senior notes due November 1, 2015 (the “2015 Notes”) and $1,000,000,000 aggregate principal amount of senior notes due November 1, 2022 (the “2022 Notes” and, together with the 2015 Notes, the “Notes”), which it is offering under the registration statement on Form S-3 (Reg. No. 333-168171) (as amended, the “Registration Statement”) it filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “1933 Act”), which relates to Marathon Oil’s offering and sale of various securities under the 1933 Act’s Rule 415.

Marathon Oil will issue the Notes under an indenture dated as of February 26, 2002 between it and The Bank of New York Mellon Trust Company, N.A., successor in interest to JPMorgan Chase Bank, as trustee, relating to senior debt securities of Marathon Oil (the “Indenture”).

For purposes of the opinions we express below, we have examined, among other agreements, instruments and documents, the following:

• the restated certificate of incorporation and by-laws, each as amended to date, of Marathon Oil;

• the Registration Statement and its exhibits;

• the prospectus the Registration Statement includes;

• the prospectus supplement dated October 24, 2012 that Marathon Oil prepared and filed with the SEC on October 25, 2012 under the 1933 Act’s Rule 424(b)(5);

• the Indenture;

• the underwriting agreement dated October 24, 2012 among Marathon Oil, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities Inc., RBS Securities Inc. and UBS Securities LLC, as representatives of the several underwriters named therein, relating to the offering and sale of the Notes (the “Underwriting Agreement”);

Marathon Oil Corporation	October 29, 2012

• the resolutions of the board of directors of Marathon Oil (the “Board”), a committee of the Board and a committee of Marathon Oil’s officers the Board has established, which authorize the issuance of the Notes and approve the terms of the offering and sale of the Notes, including the Establishment Action (as defined in the Indenture) relating to the Notes;

• corporate records of Marathon Oil, including minute books it has furnished us; and

• certificates of public officials and of representatives of Marathon Oil.

In giving these opinions, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of Marathon Oil and of public officials, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.

On the basis of and subject to the foregoing, we are of the opinion that:

1. Marathon Oil is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Establishment Action, and duly purchased and paid for in accordance with the provisions of the Underwriting Agreement, constitute legal, valid and binding obligations of Marathon Oil, enforceable against Marathon Oil in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

We limit the opinions we express above in all respects to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to Marathon Oil’s current report on Form 8-K reporting the offering of the Notes. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,

/s/ Baker Botts L.L.P.

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